UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 7, 2013

LODGENET INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (605) 988-1000

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.             Bankruptcy or Receivership

As previously announced, on January 27, 2013, LodgeNet Interactive Corporation (the “Company”) and all of its direct and indirect domestic subsidiaries filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), in the proceeding titled In re: LodgeNet Interactive Corp., et al., Case No. 13-10238 (the “Bankruptcy Case”).  The Bankruptcy Case was filed in order to effect the Company’s pre-packaged plan of reorganization (as supplemented by the Plan Supplement, the “Plan”), which is based on the recapitalization in which a syndicate of investors led by an affiliate of Colony Capital, LLC (“Colony Capital”) will invest $60 million, as previously disclosed.  Also as previously announced, the Plan was voted on and accepted by the holders of in excess of two-thirds in amount of the Company’s secured debt and a majority of such holders.  On January 29, 2013, the Company filed with the Bankruptcy Court the proposed Plan and related disclosure statement (the “Disclosure Statement”) in accordance with the Bankruptcy Code. The Disclosure Statement was attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed January 7, 2013.

On March 7, 2013, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan. A copy of the Confirmation Order is attached hereto as Exhibit 2.1 and is incorporated herein by reference.  The Plan provides that it will become effective (the “Effective Date”) upon the completion of certain conditions precedent, including closing conditions under the Investment Agreement with the Colony Capital syndicate. Subject to certain exceptions, the deadline for any appeal of the Confirmation Order is March 21, 2013.

The following is a summary of the material terms of the Plan. This summary highlights certain substantive provisions of the Plan only and is not a complete description of the Plan. This summary of the Plan does not purport to be complete and is qualified in its entirety by reference to (i) the full text of the Plan as confirmed, a copy of which is attached hereto as Exhibit 2.2 and is incorporated herein by reference and (ii) the full text of the Plan Supplement, a copy of which is attached hereto as Exhibit 2.3 and is incorporated herein by reference.

Summary of the Plan

The Plan provides for the reorganization of the Company (the “Reorganized Company”). On the Effective Date, a group of investors led by an affiliate of Colony Capital will purchase 100% of the shares of new common stock in the Reorganized Company for $60 million and certain investors will purchase warrants to purchase additional shares of new common stock.

All creditors of the Company will be paid in full, with interest, in respect of allowed claims.  The holders of the Company’s secured debt, however, will receive an amended and restated credit agreement, as previously disclosed.

All shares of the Company’s common stock and the Company’s 10% Series B Cumulative Convertible Perpetual Preferred Stock will be cancelled under the Plan and holders of these securities will not receive any distributions thereunder. All options and warrants to purchase any securities of the Company will also be cancelled.

Share information

At February 27, 2013, prior to the reorganization of the Company and the effective date of the Plan, there were approximately 29,610,595 shares of the Company’s common stock outstanding and 42,016 shares of the Company’s 10% Series B Cumulative Convertible Perpetual Preferred Stock outstanding.  All such shares will be cancelled without distribution pursuant to the Plan upon the Effective Date.

Upon the Effective Date, shares of the Reorganized Company, and warrants to purchase additional shares of the Reorganized Company, will be issued to a group of investors led by an affiliate of Colony Capital pursuant to that certain Investment Agreement, dated as of December 30, 2012, by and among the Company, Colony Capital, an affiliate of Colony Capital and certain other investors (the “Investment Agreement”). The Investment Agreement was attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 31, 2012.  No shares will be reserved for future issuance in respect of claims and interests filed and allowed under the Plan.

Assets and liabilities

As of February 28, 2013, the Company had total assets of $289,809,819 and total liabilities of $480,654,912.  For further information concerning the Company’s assets and liabilities, reference is made to the Disclosure Statement.

Item 3.03.             Material Modification to Rights of Security Holders

Pursuant to the Plan, on the Effective Date, all existing equity securities issued by the Company will be cancelled.  Each holder of an existing equity interest shall neither receive nor retain any property or interest in property on account of such equity interest.

Item 9.01.             Financial Statements and Exhibits.

(d)  Exhibits

2.1                                    Confirmation Order

2.2                                    Plan of Reorganization

2.3                                    Plan Supplement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGENET INTERACTIVE CORPORATION

Date: March 11, 2013	By	/s/ James G. Naro
James G. Naro
	Its	Co-Chief Executive Officer Senior Vice President, General Counsel, Secretary and Chief Compliance Officer